Exhibit 10.48

ARENA PHARMACEUTICALS, INC.
INTERIM CEO EMPLOYMENT AGREEMENT
This Interim CEO Employment Agreement (“Agreement”), is by and among Arena Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to together as the “Company”), and Harry F. Hixson Jr., Ph.D. (the “Executive”). This Agreement shall be effective October 5, 2015.
RECITALS
Whereas, the Executive currently serves as a member of the Company’s Board of Directors (the “Board”);
Whereas, the Company and the Executive desire to provide continuity and leadership during and in connection with the Company’s recruitment and hiring of a new CEO; and
Whereas, accordingly, the Company desires that the Executive serve as its Chief Executive Officer (“CEO”) and principal financial officer on an interim basis.
AGREEMENT
Now, Therefore, in consideration of the foregoing and the promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Employment as Interim CEO. The Executive shall serve as a full time employee, Interim CEO, and interim principal financial officer of the Company until the earlier of (i) the date upon which a successor CEO begins service to the Company; (ii) such other date as may be agreed by the Company and the Executive and specified in writing; (iii) such earlier date as may be determined by the Company in its sole and exclusive discretion (the “Service Period”). Executive's service as the interim principal financial officer of the Company shall cease on the date upon which a successor principal financial officer of the Company begins service to the Company, if such date occurs prior to expiration of the Service Period. The Executive shall be employed at will. During the Service Period, the Executive shall report to the Board and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CEO and principal financial officer, consistent with the bylaws of the Company and as required by the Board. The Executive shall perform services pursuant to this Agreement at the Company’s headquarters in San Diego, California, or at any place where the Company maintains a presence; provided, however, that the Executive may from time to time be required to travel temporarily to other locations in connection with the Company’s business. During the Service Period, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement and the Executive shall not, without the prior written consent of the Board, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of the Executive’s duties under this Agreement. Notwithstanding the foregoing, the Executive may, however, without the Company’s prior written consent, serve as a member of the board of directors of other companies or organizations provided that Executive notifies the Board in advance of any such membership and the Board determines that such membership does not conflict with Executive’s obligations to the Company. Upon the termination of the Service Period, the Executive’s employment shall terminate and the Executive shall no longer have any: (i) responsibilities as the Company’s CEO, (ii) responsibility to sign the Company’s financial documents including but not limited to quarterly or annual reports, or (iii) other authority or responsibilities as an officer or employee of the Company.
2.Base Salary. During the Service Period, the Company shall pay the Executive a base salary at the rate of $64,473.75 per month (which equals an annualized rate of $773,685 per year) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy and payroll practices.
3.Annual Performance Bonus. In the event that the Service Period extends past March 31, 2016, the Executive shall be eligible to participate in any annual performance bonus program for executive officers maintained by the Company and applicable to the calendar year 2016 on a pro rata basis calculated based on the Executive’s length of service in such year. The Company shall evaluate the award of any such bonus according to the same standards and policies which it applies to other executive officers of the Company, except that Executive need not be employed through December 31, 2016 to be eligible for such bonus and the Company may establish special individual goals for Executive that relate specifically to his services under this Agreement. Any such bonus that may be awarded shall be dependent on achievement of Company performance goals and individual goals, if applicable, as determined by the Board (or the Compensation Committee thereof), with an annual bonus target of 65% of Executive's Base Salary, and a maximum potential total annual bonus of 150% of Executive's annual target bonus amount, and shall be paid according to the same schedule applicable to other bonus eligible executive officers of the Company.
4.Incentive Bonuses. In addition to any other bonus or compensation provided by this Agreement, the Executive shall also be eligible to earn bonuses in an aggregate amount up to $475,000 based on achievement of performance goals set by the Compensation Committee of the Board. The performance goals will be established in writing and will relate to Executive's services under this Agreement.
5.Company Employee Benefit Plans. The Executive shall not be eligible to participate in any of the employee benefit plans maintained by the Company for its employees, including, but not limited to health, medical, dental, life, or disability insurance, except to the extent as may be required under applicable laws, plans or policies.
6.Non-Competition, Non-Solicitation, and Confidential information. During the time the Executive performs services or receives any compensation or benefits pursuant to this Agreement the Executive i) will not participate as an owner (which shall not include ownership of less than 2% of the stock of a publicly-traded company), employee, officer, director, promoter, or consultant in a business competitive with the Company; ii) the Executive will not request, induce or advise any vendors, existing or potential corporate partners or investors, and/or customers of the Company to withdraw, curtail, limit, reduce, or cancel their business or business relationship(s) with the Company; and iii) will not hire any employees, consultants, contractors or representatives of the Company(or those of any of its affiliates), nor induce or attempt to induce, or assist any other person or entity to (including without limitation by providing such person or entity any information regarding the Company’s business or employees) induce or attempt to induce such employees, consultants, contractors or representatives to stop working for, contracting with or representing the Company or any of its affiliates, or to work for, contract with or represent any of the Company's (or its affiliates’) competitors. As a condition of employment, Executive agrees to execute and abide by the Company’s standard employment and benefits forms, including Policy on Protection of Material/Prevention of Insider Trading, IT Security and Compliance Policy, Code of Business Conduct and Ethics, Anti-Corruption Policy, Policy Against Harassment, Policy on Filing, Receipt, and Treatment of Complaints, Legal Hold Policy, Publication Policy, Corporate Communications Guidelines, and PhRMA Code on Interactions with Healthcare Professionals.
7.Business Expenses. The Company shall reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Service Period in accordance with the Company’s standard policies and practices governing such reimbursement; provided, however, that the Executive shall be entitled to be reimbursed for the cost of first class or business class, if first class is not offered on the flight, airfare for all flights exceeding two hours in length.

8.Payment Upon Termination. Upon termination of the Service Period, the Executive shall be entitled to the following amounts: (i) payment of any accrued Base Salary for services performed through the termination date and (ii) payment of any bonus(es) earned and awarded pursuant to Sections 3 and 4 hereof according to the applicable payment schedule specified in such Sections. In addition, if the Service Period is terminated within the first six months of its commencement, unless such termination is due to termination of Executive's employment by the Company for Cause (as defined in the Company's Amended and Restated Severance Benefit Plan), by the Executive due to a voluntary resignation, or upon Executive's death or permanent disability, the Executive shall be entitled to an amount equal to the Base Salary that would have been paid to Executive pursuant to Section 2 for the time remaining between the termination of the Service Period and the six month anniversary of the commencement of the Service Period, which shall be paid in lump sum cash payment within 30 days of the termination of the Service Period. Any amounts under this Section 8 shall be the sole amounts to which Executive shall be entitled to upon termination of the Service Period and shall be less all applicable payroll deductions and required withholdings.
9.Board Membership. This Agreement shall not affect the Executive’s status as a member of the Board and shall not affect any compensation arrangements relating to the Executive’s service as a member of the Board, provided that during the Service Period, Executive shall not receive any cash compensation for services as a member of the Board. Executive will continue to be eligible to receive equity compensation awarded to non-employee directors.
10.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Executive’s employment, or the termination of the Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that the Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
11.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized member of the Board. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter.
12.Section 409A. It is intended that all benefits and payments under this Agreement, satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), including the exemption provided under Treasury Regulations Sections 1.409A-1(b)(4), and this Agreement will be construed to the greatest extent possible as consistent with such exemptions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. However, if such exemptions are not available and Executive is, upon separation from service (as defined under Section 409A), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six months and one day after Executive’s separation from service (as defined under Section 409A), or (ii) Executive’s death.
13.Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.
14.Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
15.Severability. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
16.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
17.Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.Photocopies. A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.
In Witness Whereof, the parties have executed this Agreement as of the date first written above.

ARENA PHARMACEUTICALS, INC. By: /s/ Tina S. Nova Tina S. Nova, Ph.D. Director EXECUTIVE: /s/ Harry F. Hixson Harry F. Hixson, Jr., Ph.D.